TEMPUR SEALY REPORTS RECORD THIRD QUARTER RESULTS
-Net Sales Increased 38%
-EPS Increased 75% to $2.29, Adjusted EPS Increased 126% to $2.94
-Net Income of $121 Million
-Trailing Twelve Month Adjusted EBITDA of $694 Million
-Announced New Long-Term Capital Allocation Strategy

LEXINGTON, KY, October 29, 2020 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the third quarter ended September 30, 2020.

THIRD QUARTER 2020 FINANCIAL SUMMARY
•Total net sales increased 37.9% to $1,132.3 million as compared to $821.0 million in the third quarter of 2019. On a constant currency basis(1), total net sales increased 37.7%, with an increase of 43.3% in the North America business segment and an increase of 10.1% in the International business segment.
•Gross margin was 46.8% as compared to 43.9% in the third quarter of 2019. Adjusted gross margin(1) was 46.9% in the third quarter of 2020. There were no adjustments to gross margin in the third quarter of 2019.
•Operating income increased 49.4% to $180.2 million as compared to $120.6 million in the third quarter of 2019. Operating income in the third quarter of 2020 included $45.2 million of amortization for aspirational plan stock-based compensation. Adjusted operating income(1) was $227.2 million in the third quarter of 2020. There were no adjustments to operating income in the third quarter of 2019.
•Net income increased 65.6% to $121.4 million as compared to $73.3 million in the third quarter of 2019. Adjusted net income(1) increased 114.3% to $155.4 million as compared to $72.5 million in the third quarter of 2019.
•Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) increased 85.7% to $279.9 million as compared to $150.7 million in the third quarter of 2019. Adjusted EBITDA per credit facility(1) increased 86.3% to $279.3 million as compared to $149.9 million in the third quarter of 2019.
•Earnings per diluted share ("EPS") increased 74.8% to $2.29 as compared to $1.31 in the third quarter of 2019. Adjusted EPS(1) increased 126.2% to $2.94 as compared to $1.30 in the third quarter of 2019.
•For the trailing twelve months ended September 30, 2020, leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA per credit facility(1) was 1.92 times as compared to 3.22 times in the corresponding prior year period.
•Net cash provided by operating activities increased to a record $327.5 million as compared to $155.8 million in the third quarter of 2019.
KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	% Constant Currency Change(1)
	September 30, 2020	September 30, 2019
Net sales	$1,132.3	$821.0	37.9%	37.7%
Net income	$121.4	$73.3	65.6%	65.5%
EBITDA(1)	$279.9	$150.7	85.7%	85.5%
Adjusted EBITDA per credit facility (1)	$279.3	$149.9	86.3%	86.1%
EPS	$2.29	$1.31	74.8%	74.8%
Adjusted EPS (1)	$2.94	$1.30	126.2%	126.2%

Company Chairman and CEO Scott Thompson commented, "Our results reflect strong industry demand, our worldwide leadership position in the industry, and the success of our omni-channel distribution strategy. As expected, our net sales growth rate was reduced by about 10% from customer orders that were either cancelled or reduced due to allocations in the quarter due to supplier issues impacting Sealy and Sherwood in the U.S. Despite the supply issues, this quarter marks our seventh consecutive quarter of trailing twelve month adjusted EBITDA growth. The significant investments we have made in our people, products, customer service and manufacturing operations over the last few years are clearly paying off.

"The Company has grown adjusted EBITDA over the last five-years at a compounded annual growth rate of 12% resulting in $694 million of adjusted EBITDA on a trailing twelve month basis ending September 30, 2020. The Company’s long-term strategies and recent investments position Tempur Sealy as a growth company with a fortified balance sheet and a capital allocation plan that is designed to drive shareholder value, mitigate volatility and increase diversity of its shareholder base."
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 43.2% to $976.5 million as compared to $682.0 million in the third quarter of 2019. On a constant currency basis(1), North America net sales increased 43.3% as compared to the third quarter of 2019. Gross margin was 44.9% as compared to 42.1% in the third quarter of 2019. Adjusted gross margin(1) was 45.0% as compared to 42.1% in the third quarter of 2019. Operating margin was 23.7% as compared to 17.6% in the third quarter of 2019. Adjusted operating margin(1) was 23.9% as compared to 17.6% in the third quarter of 2019.

North America net sales through the wholesale channel increased $266.9 million, or 44.3%, to $869.1 million, as compared to the third quarter of 2019, driven by broad-based demand across both existing and new distribution networks. North America net sales through the direct channel increased $27.6 million, or 34.6%, to $107.4 million, primarily driven by an increase of more than 100% in web sales as compared to the third quarter of 2019.

North America adjusted gross margin(1) improved 290 basis points as compared to the third quarter of 2019. The improvement was primarily driven by fixed cost leverage and productivity on higher unit volumes, brand mix and lower commodity costs. North America adjusted operating margin(1) improved 630 basis points as compared to the third quarter of 2019. The improvement was primarily driven by operating expense leverage and the improvement in gross margin.

In the U.S., Sealy's third quarter sales growth was unfavorably impacted by supply chain constraints, primarily related to encased innerspring components. As a result, the Company could not fulfill the domestic demand for Sealy mattresses and exited the quarter with a record amount of orders to fulfill. The Company expects these supply chain constraints to continue in the short-term.

International net sales increased 12.1% to $155.8 million as compared to $139.0 million in the third quarter of 2019. On a constant currency basis(1), International net sales increased 10.1% as compared to the third quarter of 2019. Gross margin was 58.8% as compared to 53.1% in the third quarter of 2019. Operating margin was 28.8% as compared to 19.6% in the third quarter of 2019. Adjusted operating margin(1) was 29.0% as compared to 19.6% in the third quarter of 2019.

International net sales through the wholesale channel increased $10.2 million, or 9.5%, to $118.1 million as compared to the third quarter of 2019. International net sales through the direct channel increased $6.6 million, or 21.2%, to $37.7 million as compared to the third quarter of 2019.

International gross margin improved 570 basis points as compared to the third quarter of 2019. The improvement was primarily driven by favorable mix, fixed cost leverage and productivity on higher unit volumes and lower commodity costs. International adjusted operating margin(1) improved 940 basis points as compared to the third quarter of 2019. The improvement was primarily driven by the improvement in gross margin and operating expense leverage.

Corporate operating expense increased to $96.1 million as compared to $26.5 million in the third quarter of 2019, primarily driven by $45.2 million of amortization for the Company's aspirational plan stock-based compensation, which was established five years ago. The amount recognized represents the cumulative catch-up adjustment for the long-term aspirational awards that became probable of vesting during the third quarter of 2020. The awards are subject to a remaining service vesting condition which will lapse in December 2020. Additionally, the Company expects to reach the maximum payout for its 2020 annual incentive and performance-based stock compensation plans, which increased operating expense in the third quarter of 2020. The Company will record additional amortization related to these compensation plans and the aspirational plan in the fourth quarter of 2020. Corporate adjusted operating expense(1) was $50.9 million in the third quarter of 2020. There were no adjustments to operating expense in the third quarter of 2019.

Consolidated net income increased 65.6% to $121.4 million as compared to $73.3 million in the third quarter of 2019. Net income in the third quarter of 2020 included $34.0 million, net of tax, of charges primarily consisting of amortization for the Company's aspirational plan stock-based compensation. Adjusted net income(1) increased 114.3% to $155.4 million as compared to $72.5 million in the third quarter of 2019. EPS increased 74.8% to $2.29 as compared to $1.31 in the third quarter of 2019. Adjusted EPS(1) increased 126.2% to $2.94 as compared to $1.30 in the third quarter of 2019.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

The Company ended the third quarter of 2020 with total debt of $1.5 billion and consolidated indebtedness less netted cash(1) of $1.3 billion, which is the lowest level of debt in Tempur Sealy's history. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA per credit facility(1) was 1.92 times for the trailing twelve months ended September 30, 2020.

As of September 30, 2020, the Company had approximately $131.3 million available under its existing share repurchase authorization. In a separate press release issued today, the Company announced that its Board of Directors increased the authorization under the Company's share repurchase program to approximately $300.0 million. Additionally, the Company announced its intent to initiate a quarterly cash dividend in early 2021 and approved a four-for-one stock split, effected via a stock dividend, in the fourth quarter of 2020.

Company Chairman and CEO Scott Thompson commented, "The Company is in the strongest financial position in its history as it has a fortified balance sheet within a thinly capitalized industry and a record amount of liquidity. Our new long-term capital allocation strategy includes the intent to initiate a new quarterly cash dividend beginning in early 2021 that targets an annual dividend to our stockholders of approximately 15% of net income, an annual share repurchase target of at least 3% of shares outstanding, and further investments in the Company either through capital expenditures or acquisitions. This strategy reflects our continued confidence in the long-term growth outlook of the Company. We believe over time these actions will drive shareholder value while also providing for growth capital as we continue investing in expanding operations and opportunistic acquisitions.”

For additional information, please refer to Exhibit 99.2 to the Current Report on Form 8-K.

Environmental, Social and Corporate Governance Initiatives

The Company previously announced multiple initiatives to further reduce its global environmental footprint. In 2020, the Company began sourcing 100% renewable electricity for its U.S. and European Tempur-Pedic and Sealy manufacturing operations. Additionally, the Company remains committed to its investment in solar power technology and expects to complete the installation of the solar panel technology at its Albuquerque, New Mexico manufacturing facility in the first half of 2021. Finally, the Company announced a commitment to achieving zero landfill waste for its U.S. and European manufacturing operations by the end of 2022.

Tempur Sealy Chairman and CEO Scott Thompson commented, "It is our belief that as good corporate citizens, we must serve all of our stakeholders, including our people, our community, and our environment. The actions we are taking to drive increased renewable energy usage and reduce our waste across our global organization are furthering our long-term commitment of reducing our environmental footprint. Socially, we are creating jobs around the world while continuing to support the Tempur Sealy Foundation which supports charities assisting children and their development. I'm proud our team remains committed to improving the environment and being socially responsible."

Financial Guidance

As previously announced, the Company has withdrawn its previously-issued full-year financial guidance for 2020 and will not provide updated full-year adjusted EBITDA guidance until there is more visibility into the worldwide operating environment. Management is targeting fourth quarter 2020 net sales to increase by low double digits and adjusted EBITDA per credit facility to grow by the high teens as compared to the same period last year.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, October 29, 2020, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA per credit facility, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s quarterly cash dividend, the Company's share repurchase targets, expected timing of the stock split, the Company's beliefs regarding the impact of its capital allocation strategy and its ESG initiatives, expectations regarding supply chain constraints, the Company's expectations regarding net sales and adjusted EBITDA in the fourth quarter, performance generally for 2020 and subsequent periods and the potential vesting of the Company's long-term aspirational plan and annual incentive performance plan. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the risk factors discussed under the heading "Risk Factors" in Part I, ITEM 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, ITEM 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Chg %	September 30,		Chg %
	2020	2019		2020	2019
Net sales	$1,132.3	$821.0	37.9%	$2,619.9	$2,234.7	17.2%
Cost of sales	602.1	460.4		1,466.7	1,278.9
Gross profit	530.2	360.6	47.0%	1,153.2	955.8	20.7%
Selling and marketing expenses	229.7	168.6		535.8	485.4
General, administrative and other expenses	125.1	75.3		288.1	218.7
Equity income in earnings of unconsolidated affiliates	(4.8)	(3.9)		(9.6)	(10.4)
Operating income	180.2	120.6	49.4%	338.9	262.1	29.3%

Other expense, net:
Interest expense, net	20.1	20.8		61.0	65.7
Loss on extinguishment of debt	0.9	—		0.9	—
Other (income) expense, net	(0.5)	1.3		0.3	(6.5)
Total other expense, net	20.5	22.1		62.2	59.2

Income from continuing operations before income taxes	159.7	98.5	62.1%	276.7	202.9	36.4%
Income tax provision	(40.3)	(26.1)		(73.2)	(58.8)
Income from continuing operations	119.4	72.4	64.9%	203.5	144.1	41.2%
Income (loss) from discontinued operations, net of tax	2.4	0.8		1.3	(0.8)
Net income before non-controlling interests	121.8	73.2	66.4%	204.8	143.3	42.9%
Less: Net income (loss) attributable to non-controlling interests	0.4	(0.1)		0.7	—
Net income attributable to Tempur Sealy International, Inc.	$121.4	$73.3	65.6%	$204.1	$143.3	42.4%

Earnings per common share:

Basic
Earnings per share for continuing operations	$2.31	$1.33		$3.89	$2.63
Earnings (loss) per share for discontinued operations	0.04	0.01		0.02	(0.01)
Earnings per share	$2.35	$1.34	75.4%	$3.91	$2.62	49.2%

Diluted
Earnings per share for continuing operations	$2.25	$1.30		$3.83	$2.57
Earnings (loss) per share for discontinued operations	0.04	0.01		0.03	(0.01)
Earnings per share	$2.29	$1.31	74.8%	$3.86	$2.56	50.8%

Weighted average common shares outstanding:
Basic	51.6	54.6		52.2	54.7
Diluted	52.9	55.8		52.9	56.0

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2020	December 31, 2019
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$229.2	$64.9
Accounts receivable, net	440.8	372.0
Inventories	275.6	260.5
Prepaid expenses and other current assets	202.5	202.8
Total Current Assets	1,148.1	900.2
Property, plant and equipment, net	485.8	435.8
Goodwill	761.1	732.3
Other intangible assets, net	630.9	641.4
Operating lease right-of-use assets	305.6	245.4
Deferred income taxes	15.6	14.1
Other non-current assets	108.3	92.6
Total Assets	$3,455.4	$3,061.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$330.9	$251.7
Accrued expenses and other current liabilities	601.4	473.2
Current portion of long-term debt	35.4	37.4
Income taxes payable	59.0	11.0
Total Current Liabilities	1,026.7	773.3
Long-term debt, net	1,494.6	1,502.6
Long-term operating lease obligations	275.3	205.4
Deferred income taxes	78.2	102.1
Other non-current liabilities	124.4	118.0
Total Liabilities	2,999.2	2,701.4

Redeemable non-controlling interest	8.9	—

Total Stockholders' Equity	447.3	360.4
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$3,455.4	$3,061.8

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interests	$204.8	$143.3
(Income) loss from discontinued operations, net of tax	(1.3)	0.8
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	72.5	66.7
Amortization of stock-based compensation	86.6	20.0
Amortization of deferred financing costs	2.6	1.7
Bad debt expense	32.8	7.3
Deferred income taxes	(23.4)	0.5
Dividends received from unconsolidated affiliates	15.8	12.8
Equity income in earnings of unconsolidated affiliates	(9.6)	(10.4)
Loss on extinguishment of debt	0.9	—
Foreign currency adjustments and other	0.4	(5.5)
Changes in operating assets and liabilities, net of effect of business acquisitions	115.8	(35.5)
Net cash provided by operating activities from continuing operations	497.9	201.7

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(73.6)	(61.9)
Acquisitions, net of cash acquired	(37.9)	(17.1)
Other	0.1	15.0
Net cash used in investing activities from continuing operations	(111.4)	(64.0)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	1,073.9	602.5
Repayments of borrowings under long-term debt obligations	(1,094.9)	(678.5)
Proceeds from exercise of stock options	2.4	12.8
Treasury stock repurchased	(199.6)	(55.5)
Payments of deferred financing costs	(1.4)	(0.1)
Repayments of finance lease obligations and other	(8.9)	(6.0)
Net cash used in financing activities from continuing operations	(228.5)	(124.8)

Net cash provided by continuing operations	158.0	12.9

CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS:
Operating cash flows	1.5	(1.7)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash provided by (used in) discontinued operations	1.5	(1.7)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4.8	(4.1)
Increase in cash and cash equivalents	164.3	7.1
CASH AND CASH EQUIVALENTS, beginning of period	64.9	45.8
CASH AND CASH EQUIVALENTS, end of period	$229.2	$52.9

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended September 30, 2020 and 2019:

	Three Months Ended September 30,
(in millions)	Consolidated		North America		International
	2020	2019	2020	2019	2020	2019
Wholesale (a)	$987.2	$710.1	$869.1	$602.2	$118.1	$107.9
Direct (b)	145.1	110.9	107.4	79.8	37.7	31.1
	$1,132.3	$821.0	$976.5	$682.0	$155.8	$139.0

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, e-commerce and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA per credit facility, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense), operating margin or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended September 30, 2020 and 2019:

	Three Months Ended
(in millions, except per share amounts)	September 30, 2020	September 30, 2019
Net income	$121.4	$73.3
Income from discontinued operations, net of tax (1)	(2.4)	(0.8)
Aspirational plan amortization (2)	45.2	—
Loss on extinguishment of debt (3)	0.9	—
Accounting standard adoption (4)	0.8	—
Facility expansion costs (5)	0.6	—
Restructuring costs (6)	0.4	—
Tax adjustments (7)	(11.5)	—
Adjusted net income	$155.4	$72.5

Adjusted earnings per common share, diluted	$2.94	$1.30

Diluted shares outstanding	52.9	55.8

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended September 30, 2020.

	3Q 2020
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,132.3		$976.5		$155.8		$—

Gross profit	$530.2	46.8%	$438.6	44.9%	$91.6	58.8%	$—
Adjustments:
Facility expansion costs (5)	0.6		0.6		—		—
Adjusted gross profit	$530.8	46.9%	$439.2	45.0%	$91.6	58.8%	$—

Operating income (expense)	$180.2	15.9%	$231.5	23.7%	$44.8	28.8%	$(96.1)
Adjustments:
Aspirational plan amortization (2)	45.2		—		—		45.2
Accounting standard adoption (4)	0.8		0.8		—		—
Facility expansion costs (5)	0.6		0.6		—		—
Restructuring costs (6)	0.4		—		0.4		—
Total adjustments	47.0		1.4		0.4		45.2

Adjusted operating income (expense)	$227.2	20.1%	$232.9	23.9%	$45.2	29.0%	$(50.9)

The following table sets forth the Company's reported gross profit and operating income (expense) for the three months ended September 30, 2019. The Company had no adjustments to gross profit and operating income (expense) for the three months ended September 30, 2019.

	3Q 2019
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$821.0		$682.0		$139.0		$—

Gross profit	$360.6	43.9%	$286.8	42.1%	$73.8	53.1%	$—

Operating income (expense)	$120.6	14.7%	$119.8	17.6%	$27.3	19.6%	$(26.5)

EBITDA, Adjusted EBITDA per Credit Facility and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA per credit facility
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The Company's credit agreement (the "2019 Credit Agreement") provides the definition of adjusted EBITDA (“adjusted EBITDA per credit facility”). Accordingly, the Company presents adjusted EBITDA per credit facility to provide information regarding the Company’s compliance with requirements under the 2019 Credit Agreement.

The following table sets forth the reconciliation of the Company’s reported net income to the calculations of EBITDA and adjusted EBITDA per credit facility for the three months ended September 30, 2020 and 2019:

	Three Months Ended
(in millions)	September 30, 2020	September 30, 2019
Net income	$121.4	$73.3
Interest expense, net	20.1	20.8
Loss on extinguishment of debt (3)	0.9	—
Income taxes	40.3	26.1
Depreciation and amortization	52.0	30.5
Aspirational plan amortization (2)	45.2	—
EBITDA	$279.9	$150.7
Adjustments:
Income from discontinued operations, net of tax (1)	(2.4)	(0.8)
Accounting standard adoption (4)	0.8	—
Facility expansion costs (5)	0.6	—
Restructuring costs (6)	0.4	—
Adjusted EBITDA per credit facility	$279.3	$149.9

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA per credit facility for the trailing twelve months ended September 30, 2020:

Trailing Twelve Months Ended
(in millions)	September 30, 2020
Net income	$250.3
Interest expense, net	81.0
Loss on extinguishment of debt (3)	0.9
Income tax provision	89.1
Depreciation and amortization	145.5
Aspirational plan amortization (2)	45.2
EBITDA	$612.0
Adjustments:
Income from discontinued operations, net of tax (1)	(0.7)
Customer-related charges (8)	41.5
Charitable stock donation and other (9)	9.6
COVID-19 charges (10)	7.9
Incremental operating costs (11)	7.2
Asset impairments (12)	7.0
Restructuring costs (6)	3.8
Accounting standard adoption (4)	3.6
Earnings from Sherwood prior to acquisition (13)	1.7
Facility expansion costs (5)	0.6
Adjusted EBITDA per credit facility	$694.2

Consolidated indebtedness less netted cash	$1,335.3

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility	1.92 times
Under the 2019 Credit Agreement, the definition of adjusted EBITDA (which the Company refers to as "adjusted EBITDA per credit facility") contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended September 30, 2020, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility is 1.92 times for the trailing twelve months ended September 30, 2020. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of September 30, 2020. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	September 30, 2020
Total debt, net	$1,530.0
Plus: Deferred financing costs (14)	5.3
Consolidated indebtedness	1,535.3
Less: Netted cash (15)	200.0
Consolidated indebtedness less netted cash	$1,335.3

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)
In the third quarter of 2020, the Company recognized $45.2 million of performance-based stock compensation amortization related to the Company's long-term aspirational awards. The amount recognized represents the cumulative catch-up adjustment for the long-term aspirational awards that became probable of vesting during the third quarter of 2020. The awards are subject to a remaining service vesting condition which will lapse in December 2020.

(3)	In the third quarter of 2020, loss on extinguishment of debt represents costs associated with the early repayment of the 364-day term loan.
(4)	In the third quarter of 2020, the Company recorded $0.8 million of charges related to the adoption of ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326)". In the first half of 2020, the Company recorded $2.8 million of charges related to the adoption. As permitted by the 2019 Credit Agreement, the Company elected to eliminate the effect of this accounting change within its covenant compliance calculation.
(5)	In the third quarter of 2020, the Company recorded $0.6 million of costs related to the opening of a Sealy manufacturing facility.
(6)
The Company incurred $0.4 million and $3.4 million of restructuring costs associated with International headcount reductions driven by the macro-economic environment, in the third and second quarter of 2020, respectively.

(7)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and other discrete income tax events.
(8)	In the first quarter of 2020, the Company recorded $11.7 million of customer-related charges in connection with the bankruptcy of Art Van Furniture, LLC and affiliates to fully reserve trade receivables and other assets associated with this account. In the fourth quarter of 2019, the Company recorded $29.8 million of customer-related charges in connection with the bankruptcy of Mattress PAL Holding, LLC ("Mattress PAL") and resulting significant liquidity issues of Mattress PAL's affiliates to fully reserve trade receivables and other assets associated with this account.
(9)	In 2019, the Company recorded a $9.6 million charge for charitable stock donation and other costs. These costs included an $8.9 million charge related to the donation of common stock at fair market value to certain public charities and $0.7 million of professional fees in connection with the amendment of the 2019 Credit Agreement.
(10)
In the second quarter of 2020, adjusted EBITDA per credit facility excluded $7.9 million of COVID-19 charges associated with temporarily closed company-owned retail stores and sales force retention costs.

(11)
In the second quarter of 2020, the Company recorded $4.9 million of incremental operating costs associated with the global pandemic. In the first quarter of 2020, the Company recorded $2.3 million of charges related to the global pandemic.

(12)	In the second quarter of 2020, the Company recorded $7.0 million of asset impairment charges related to the write-off of certain sales and marketing assets driven by the macro-economic environment.
(13)	The Company completed the acquisition of Sherwood Bedding on January 31, 2020 and designated this subsidiary as restricted under the 2019 Credit Agreement. For covenant compliance purposes, the Company included $1.7 million of EBITDA from this subsidiary for the four months prior to acquisition in the Company's calculation of adjusted EBITDA per credit facility for the trailing twelve months ended September 30, 2020.
(14)	The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.
(15)
Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement. For purposes of determining netted cash for financial covenant purposes under the 2019 Credit Agreement, the aggregate amount of netted cash is not permitted to exceed $200.0 million.